OFFICER’S CERTIFICATE

This is to certify that the premium for the Investment Company Blanket Bond issued by AIG Specialty Insurance Company to Mutual of America Institutional Funds, Inc. was paid for the period March 1, 2020 through March 1, 2021.

Dated: May 15, 2020

/s/ Maria Brophy
Maria Brophy